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                                                                  Exhibit 10.3

                             EMPLOYMENT AGREEMENT


                             ANTEX BIOLOGICS INC.


               THIS EMPLOYMENT AGREEMENT (the "Agreement"), made as of JANUARY 1, 2001 is entered into by Antex Biologics Inc., a Delaware corporation with its principal place of business at 300 Professional Drive, Gaithersburg, Maryland 20879 (the "Company"), and V. M. Esposito, Ph.D., residing at 9404 Tobin Circle, Potomac, Maryland 20854 (the "Employee").

                                 WITNESSETH:

               WHEREAS, the Company desires to employ the Employee, and the Employee desires to be employed by the Company;

               NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

               1. Term of Employment. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on JANUARY 1, 2001 (the "Commencement Date") and ending on DECEMBER 31, 2005 (such period, as it may be extended, the "Employment Period"), unless sooner terminated in accordance with the provisions of Section 4 hereof. Upon the fifth anniversary of the Commencement Date and upon every fifth anniversary of the Commencement Date thereafter, the term of the Employment Period shall be extended automatically for five (5) additional years unless, at least three
(3) years prior to such anniversary, the Company shall have delivered to the Employee or, at least six (6) months prior to such anniversary, the Employee shall have delivered to the Company, written notice that the term of the Employee's employment hereunder will not be extended.

               2. Title; Capacity. The Employee shall serve as Chairman of the Board of Directors and Chief Executive Officer or in such other position as the Company or its Board of Directors (the "Board") may determine from time to time is reasonable. The Employee shall be based at the Company's headquarters in Gaithersburg, Maryland, or such place or places in the continental United States as the Board shall determine, and is reasonable and acceptable to the employee. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to him by the Board.

               The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to him. The Employee agrees to devote substantially all of his entire business time, attention and energies to the business and interests of the Company during the Employment Period. He shall not engage in any other business activity, except as may be approved by the Company; provided, however, that nothing herein shall be construed as preventing the Employee from serving on the board of directors of




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any company, mentoring or consulting, subject to the prohibitions set forth in
Section 6(a) hereof. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company. The Employee acknowledges receipt of copies of all such rules and policies committed to writing as of the date of this Agreement.

               3.     Compensation and Benefits.

                      3.1 Salary. The Company shall pay the Employee, in semi-monthly installments on the 15th and month-end or on the last working day of such month, an annual base salary (the "Annual Base Salary") of FOUR HUNDRED THOUSAND ($400,000) for the period commencing on the Commencement Date. Thereafter, upon each anniversary of the Commencement Date (including the first anniversary thereof), following an annual review by the Board, the Board may adjust the Employee's Annual Base Salary as it determines in its sole discretion; provided, however, that the Board of Directors shall not reduce the Annual Base Salary.

                      3.2 Fringe Benefits. The Employee shall be entitled to participate in all bonus, stock option, benefit and insurance programs that the Company establishes and makes available to its employees, if any, to the extent that Employee's position, tenure, salary, age, health and other qualifications make him eligible to participate, including, but not limited to, the programs indicated on Schedule A of this Agreement. The Employee shall be entitled to thirty (30) days paid vacation per year, to be taken at such times as may be approved by the Board or its designee.

                      3.3 Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may request; provided, however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Board.

                      3.4 Keyman Insurance. The Company and the Employee hereby agree that, subject to the insurability of the Employee, the Company shall apply for and procure in the name of the employee for the Company's own benefit keyman life insurance in any amount or amounts considered advisable but not less than Two Million dollars ($2,000,000) and that Employee shall have no right, title or interest therein. The Employee agrees to submit to any medical or other examination and to execute and deliver any application or other instrument necessary to effectuate such life insurance.

                      3.5 Bonus. The Company shall, subject to approval of the Board, pay to the Employee an appropriate bonus (the "Bonus") with respect to each completed year of employment. The Bonus shall be paid to Employee in one lump sum on or prior to January 31 of each year for the one-year period of employment, or portion thereof, ending on the preceding December 31.

               4. Employment Termination. The employment of the Employee by the



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Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

                      4.1 Expiration of the Employment Period in accordance with Section 1 hereof, and if the term is not extended in accordance with
Section 1 hereof, then the provisions of Section 4.4 hereof shall apply;

                      4.2 At the election of the Company, for cause, immediately upon written notice by the Company to the Employee. For the purposes of this Section 4.2, cause for termination shall be deemed to exist upon (a) a good faith finding by the Company of failure of the Employee to adequately perform his assigned duties for the Company, dishonesty, gross negligence or misconduct, or (b) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony;

                      4.3 One year (365 days) after the death or the disability of the Employee. As used in this Agreement, the term "disability" shall mean the inability of the Employee, due to a physical or mental disability, for a period of ninety (90) days, whether or not consecutive, during any three hundred sixty (360)-day period to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company, provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties;

                      4.4 At the election of the Company, upon not less than thirty-six (36) months' prior written notice of termination to the Employee. At the option of the Company and in lieu of such notice, the Company may pay to Employee an amount equal to (i) thirty-six (36) months' salary computed on the basis of the then current Annual Base Salary or the total amount of salary that would be payable for the remainder of the Employment Period, which ever is the greater plus (ii) any bonus to which Employee is entitled (the "Severance Amount"). If the Company elects to pay Severance Amount in lieu of notice it shall, at the expense of the Company, continue Employee's participation in all benefits programs including but not limited to medical, dental and life insurance programs provided by the Company to the Employee under Section 3.2 hereof on the date on which such amount is paid (the "Payment Date") until the later of a date thirty-six (36) months after the Payment Date or the termination of the Employment Period. Acceleration of stock options and modifications to the exercise period will be in accordance with the Company's Amended and Restated Stock Option Plan. However, if the Employee is terminated for other than cause, the stock options will become fully vested and exercisable until the expiration date of the options or for a minimum of two years after the Payment Date or termination of the Employment Period, whichever of the three dates is the greater. In the event that any payment under this Agreement constitutes an excess parachute payment under
Section 280G of the Internal Revenue Code, the Employee will be entitled to additional gross-up payments such that the net amount retained by the Employee after deduction of any excise taxes and all other taxes on the gross-up payments shall be equal to the net amount that would have been retained from the initial payments under the Agreement.

                      4.5 At the election of the Employee, for good reason, immediately upon written notice of termination to the Company. For the purposes of this Section 4.5, good





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reason for termination shall be deemed to exist upon an assignment to the
Employee of duties which are inconsistent with the Employee's status as a senior executive officer of the Company or are a substantial reduction in the nature of the Employee's responsibilities; a material reduction in the Employee's benefits unless all other employees entitled to such benefits incur proportionate reductions; or any breach by the Company of any of its obligations hereunder. In the event that the Employee terminates his employment for good reason the Employee shall be entitled to the payments and benefits stated in Section 4.4.

                      4.6 At the election of the Employee, for any reason other than good reason, upon not less than six (6) months prior written notice of termination to the Company.

               5.     Effect of Termination.

                      5.1 Termination for Cause or at Election of Employee. In the event the Employee's employment is terminated for cause pursuant to
Section 4.2 hereof, or at the election of the Employee pursuant to Section 4.6 hereof, the Company shall pay to the Employee the compensation and benefits otherwise payable to him under Section 3 and 4 hereof through the last day of his actual employment by the Company.

                      5.2 Termination for Death or Disability. In the event the Employee's employment is terminated by death or because of disability pursuant to Section 4.3 hereof, the Company shall pay to the estate of the Employee or to the Employee, as the case may be, the compensation which would otherwise be payable to the Employee up to the end of the month in which the termination of his employment because of death or disability occurs.

                      5.3 Survival. The provisions of Sections 6 and 7 hereof shall survive the termination of this Agreement.

               6.     Non-Competition.

                      (a) For a period of two (2) years after the termination or expiration of Employee's employment herender, thereof, the Employee will not directly or indirectly:

                             (i)    as an individual proprietor, partner,
        stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in the business of developing, producing, marketing or selling products of the kind or type developed or being developed, produced, marketed or sold by the Company while the Employee was employed by the Company; or

                             (ii) recruit, solicit, or induce, or attempt to induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; or

                             (iii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were



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        contacted, solicited or served by the Employee while employed by the
        Company.

                      (b) If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

                      (c) The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Section 6 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

                      (d) The Company and the Employee acknowledge and agree that ten percent (10%) of the Annual Base Salary paid pursuant to
Section 3.1 shall be allocated as consideration for the Employee's agreement, pursuant to this Section 6, not to compete with the Company. In the event that the Company elects to pay the Severance Amount in lieu of notice as described in Section 4.4, the Company and the Employee acknowledge and agree that ten percent (10%) of the amount equal to thirty-six months' salary shall be allocated as consideration for the Employee's agreement, pursuant to this
Section 6, not to compete with the Company.

               7.     Proprietary Information and Development.

                      7.1    Proprietary Information.

                      (a) Employee agrees that all information and know-how, whether or not in writing, or a private, secret or confidential nature concerning the Company's business or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists. Employee will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

                      (b) Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his duties for the Company.

                      (c) Employee agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also





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extends to such types of information, know-how, records and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company's business.

                      7.2    Developments.

                      (a) Employee will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Employee or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments").

                      (b) Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this
Section 7.2 (b) shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Employee not during normal working hours, not on the Company's premises and not using the Company's tools, devices, equipment or Proprietary Information.

                      (c) Employee agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development.

                      7.3 Other Agreements. Employee hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Employee further represents that his performance of all terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

               8. Prior Agreements. This Agreement supersedes an Employment Agreement dated as of January 1, 1996 by and between the Company and Employee (the "Prior Agreement") and, as of the date hereof, the Prior Agreement shall be of no further force and effect.

               9. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 9.

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               10.    Pronouns.  Whenever the context may require, any
pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

               11. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

               12. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

               13. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Maryland.

               14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

               15.    Miscellaneous.

                      15.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

                      15.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit of affect the scope or substance of any section of this Agreement.

                      15.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above. ANTEX BIOLOGICS INC.


                                            by      /s/Donald G. Stark
                                                  ----------------------
                                                   Donald G. Stark
                                                   Director and Chairman of the
                                                   Compensation Committee

                                            Employee
                                                     /s/V. M. Esposito
                                                   ----------------------
                                                   V. M. Esposito

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                                  SCHEDULE A

                      COMPANY BONUS AND BENEFIT PROGRAMS


Health  Insurance
        Medical
        Dental

Life Insurance

Long Term Disability

401(k) Saving Plan

Employee Stock Option Plans

Bonus Plan

Deferred Compensation Plan

Executive Split-dollar Plan